Exhibit 10.1

SETTLEMENT, RELEASE AND AMENDMENT

THIS SETTLEMENT, RELEASE AND AMENDMENT is made and entered into as of the 18th day of November, 2003, by and between Southern Telecom, Inc. (“STI”), and Interstate FiberNet, Inc. (“IFN”).

WITNESSETH:

WHEREAS STI and IFN are the successors in interest to certain parties to the June 9, 1995 Revised and Restated Fiber Optic Facilities and Services Agreement, as amended, (the “Agreement”);

WHEREAS the August 1, 2000 amendment to the Agreement (the “2000 Amendment”), among other things, provides for certain payments to be made by IFN to STI upon the occurrence of an “Event,” as such term is defined in the 2000 Amendment;

WHEREAS STI is agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Electric Generating Company and Southern Company Services, Inc. (collectively “the Power Companies”) under the Agreement;

WHEREAS STI and IFN (collectively the “Parties”) have pending between them a lawsuit in the Superior Court of Troup County, Georgia, styled Southern Telecom, Inc. v. Interstate FiberNet, Inc., Civil Action No. 03-CV-77 (hereinafter the “Litigation”), in which STI contends that there has been an Event;

WHEREAS in the Litigation IFN denies that such an Event has occurred;

WHEREAS the Parties wish to reach a full and final settlement of all matters, claims, and causes of action arising out of the Litigation, including whether there has been an Event;

NOW THEREFORE, in consideration of the mutual promises, releases, covenants and other consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, and not as any admission of liability, the Parties agree as follows:

1.

A. Contingent and effective upon timely receipt of the Payment set forth in Section 2 hereof, STI, as agent for the Power Companies and on behalf of itself and its past and present officers, directors, shareholders, trustees, employees, agents, successors, assigns, affiliates, parent corporations, and subsidiaries, and any other entity claiming on behalf of or through STI hereby releases, remises and forever discharges IFN, its past and present parent corporations, divisions, subsidiaries, affiliates, and joint ventures, including but not limited to ITC^DeltaCom, Inc., as well as the respective present and former parents, subsidiaries, affiliates, related entities, directors, officers, shareholders, agents, servants, employees, representatives, attorneys, consultants, successors, and assigns thereof, of and from all claims, counterclaims, causes of action, rights, interests, suits, debts, sums of money, overpayments, underpayments, obligations, accounts, bonds, controversies, damages, judgments, and demands whatsoever, in law or in equity, in contract, tort, or otherwise, which they might now have, have had, or may have by reason of any matter, cause or thing occurring in whole or in part, from the beginning of time through the date hereof, arising from the alleged occurrence or nonoccurrence of any Event, including all claims asserted in the Litigation.

B. Contingent upon STI’s release of IFN as set forth in Section 1A above, IFN, on behalf of itself and its past and present officers, directors, shareholders, trustees, employees, agents, successors, assigns, affiliates, parent corporations, and subsidiaries, and any other entity claiming on behalf of or through IFN hereby releases, remises and forever discharges the Power

Companies, STI, and each of their respective past and present parent corporations, divisions, subsidiaries, affiliates, joint ventures, related entities, directors, officers, shareholders, agents, servants, employees, representatives, attorneys, consultants, successors, and assigns thereof, of and from all claims, counterclaims, causes of action, rights, interests, suits, debts, sums of money, overpayments, underpayments, obligations, accounts, bonds, controversies, damages, judgments, and demands whatsoever, in law or in equity, in contract, tort, or otherwise, which they might now have, have had, or may have by reason of any matter, cause or thing occurring in whole or in part, from the beginning of time through the date hereof, arising from the alleged occurrence or nonoccurrence of any Event, including all claims asserted in the Litigation.

C. Contingent upon receipt by STI of the Payment set forth in Section 2 hereof, STI agrees to dismiss with prejudice its claims against IFN in the Litigation, and each side agrees to bear its own costs, fees, and expenses incurred in the Litigation.

2.

In consideration of the promises, releases, agreements, and covenants set forth herein, IFN agrees to pay to STI the sum of twenty million seven hundred forty-nine thousand dollars ($20,749,000.00) (the “Payment”). IFN agrees to make the Payment to STI, via wire transfer to the wire transfer address as may be specified by STI, on or before November 19, 2003. This will result in a total payment hereunder of $20,975,000.00 because IFN has already paid to STI $226,000.00 and STI hereby acknowledges the receipt and payment of that $226,000.00. The total amount of $20,975,000 is allocated in accordance with the methodologies set forth in Sections 32.2(b) and 7 of the Agreement as follows: $15, 570,791.00 is to be paid in lieu of IFN’s payment obligations set forth in Section 32.2(b) of the Agreement and $5,404,209.00 is to be paid in lieu of IFN’s payment obligations set forth in Section 7 of the Agreement.

3.

In further consideration of and contingent upon full receipt of the Payment and release granted by IFN, STI hereby acknowledges that all obligations of IFN to make payments arising under the terms and conditions of Sections 32.2(b), 7.1 and 7.2 of the Agreement are satisfied and discharged in full. STI agrees that IFN has no further obligations to STI under these sections of the 2000 Amendment.

4.

Subject to full receipt by STI of the Payment, the Parties hereby amend the Agreement as follows:

A. Tax Indemnification. Subsection 8.11(d) of the Agreement is hereby deleted and replaced with the following:

8.11(d) Tax Indemnification. If, for any part of the System represented by the IFN Interest which is physically located on any right-of-way of Mississippi Power, the tax attributes are unavailable to IFN from November 18, 2003 until termination of the Agreement because of SES’s holding legal title, STI shall reimburse IFN for the additional federal, state, and local income tax incurred and payable by IFN as a result of the unavailability of such tax attributes. Notwithstanding the foregoing, in no event shall the amount of this reimbursement exceed the actual reduction in the amount of federal, state, and local income tax paid by SES as a result of the availability to SES of those tax attributes that are unavailable to IFN, further reduced by the amount of any additional income tax liabilities of SES as a result of its ownership of the portion of the System represented by the IFN Interest.

B. Notices. The Parties acknowledge the following changes in the names and addresses of the person(s) to receive notice pursuant to the Agreement:

To Southern Telecom:	Southern Telecom, Inc.
5555 Glenridge Connector
Suite 500
Atlanta, GA 30342
Attn: Robert G. Dawson, President and CEO

C. Defined Terms. Unless otherwise specified herein, all capitalized terms used in this Settlement, Release and Amendment will have the meaning set forth in the Agreement.

D. Force and Effect. Except as modified herein, all terms and conditions of the Agreement will remain in full force and effect.

E. Conflict. If there are any conflicting terms or conditions between the terms and conditions of this Settlement, Release and Amendment and the terms and conditions of the Agreement, then the terms and conditions of this Settlement, Release and Amendment shall control.

5.

A. STI represents and warrants to IFN that there has been no assignment or other transfer of any interest in any claim which STI may have against IFN or any other party released under Section 1A above arising out of the Litigation or the occurrence or nonoccurrence of any Event, and STI agrees to indemnify and hold IFN harmless from any liabilities, claims, demands, damages, costs, expenses, and attorney’s fees incurred as a result of any person, party, or entity asserting any such assignment or transfer.

B. IFN represents and warrants to STI that there has been no assignment or other transfer of any interest in any claim which it may have against STI or any other party released under Section 1B above arising out of the Litigation or the occurrence or non-occurrence of any

Event, and IFN agrees to indemnify and hold STI harmless from any liabilities, claims, demands, damages, costs, expenses, and attorney’s fees incurred as a result of any person, party, or entity asserting any such assignment or transfer.

6.

IFN represents and warrants that neither its subsidiary, ITC^DeltaCom Communications, Inc., nor any of its past and present officers, directors, shareholders, trustees, employees, agents, successors, assigns, affiliates, parent corporations, and subsidiaries, nor any other party will seek to collect any further payments from Southern Communications, Inc. d/b/a Southern LINC (“Southern LINC”) in connection with the now terminated Traffic Interchange Agreement (the “Interchange Agreement”) dated September 1, 2000 between ITC^DeltaCom Communications, Inc. and Southern LINC, or any services provided to Southern LINC in connection with the Interchange Agreement, regardless of whether such services were provided prior to or following termination of the Interchange Agreement. IFN further agrees to indemnify and hold Southern LINC harmless from any liabilities, claims, demands, damages, costs, expenses, and attorney’s fees incurred as a result of any person, party, or entity asserting any such claims.

7.

This Settlement, Release and Amendment is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility of any Party hereby released, who continues to deny such liability and disclaim such responsibility.

8.

This Settlement, Release and Amendment contains the entire agreement between the Parties hereto with regard to the matters set forth herein and shall inure to the benefit of each Party hereto, their present and former officers, directors, trustees, insurers, representatives, attorneys, agents, employees, owners, successors and assigns, partners, attorneys, parent companies, subsidiaries, and affiliates, including all entities presently or formerly related to or affiliated with them in any way and all other persons, predecessors, firms, associations, insurers, limited partnerships or corporations, and their respective heirs, successors and assigns, and each of them, past, present and/or future. No other promises, representations, or agreements in connection with the subject matter of this Settlement, Release and Amendment shall be binding upon the Parties unless in writing and signed by the Parties.

9.

This Settlement, Release and Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

10.

Each of the Parties to this Settlement, Release and Amendment agrees that no particular Party or Parties hereto shall be deemed to be the author of this Settlement, Release and Amendment or any particular term, provision or condition hereof. Each of the Parties further agrees that any ambiguities in this Settlement, Release and Amendment shall be resolved, and the terms, provisions, and conditions of this Settlement, Release and Amendment shall be construed and interpreted, without regard to which Party or Parties may have suggested, drafted, revised, or otherwise authored this Settlement, Release and Amendment or any of its particular terms, provisions, or conditions. Each of the Parties further agrees that this Settlement, Release and Amendment shall be construed and interpreted as if drafted jointly by all of the Parties.

11.

Failure or delay on the part of either Party to enforce or exercise at any time any of the provisions, rights, or remedies in this Settlement, Release and Amendment shall in no way be construed to be a waiver thereof. Nor shall such failure or delay in any way affect the validity of this Settlement, Release and Amendment or the right of either Party to enforce it. No waiver of any breach of this Settlement, Release and Amendment shall be held to be a waiver of any other subsequent breach.

12.

Each Party to this Settlement, Release and Amendment represents and warrants that such Party has the full right and authority to execute this Settlement, Release and Amendment. Where applicable, all corporate, partnership, or other organizational action necessary to authorize such execution has been taken and completed. The signatory of each Party to this Settlement, Release and Amendment has the full right and authority to commit and bind such Party to the fullest extent of the law.

13.

The Parties acknowledge that they have sought the advice of legal counsel before signing this Settlement, Release and Amendment. All Parties acknowledge that they made the decision to execute this Settlement, Release and Amendment freely and without coercion by any party or individual. All Parties acknowledge that, in entering into this Settlement, Release and Amendment, they are not relying on any statements or representations except those set forth in this Settlement, Release and Amendment.

14.

This Settlement, Release and Amendment may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Parties shall exchange among themselves original signed counterparts. For purposes of this Settlement, Release and Amendment, a facsimile of a signed counterpart shall be deemed an original.

15.

The Parties agree and acknowledge that this Settlement, Release and Amendment does not affect any right obligation, claim, matter, or cause of action arising in connection with the Agreement, which is not specifically addressed in this Settlement, Release and Amendment, including without limitation, any claim, counterclaim, defense, matter, or cause of action at issue in the separately pending case of Interstate FiberNet, Inc. v. Southern Telecom, Inc., et al., Superior Court of Troup County, Georgia, Civil Action No. 01-CV-654.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives:

SOUTHERN TELECOM, INC.		INTERSTATE FIBERNET, INC.

By:	/s/ Robert G. Dawson	By:	/s/ Douglas A. Shumate

	Robert G. Dawson, President & CEO		Douglas A. Shumate, Snr. VP and CFO

Date:	November 18, 2003.	Date:	November 19, 2003.